                                                                     EXHIBIT 4.3



THE FIRSTBANK 401(K) RETIREMENT PLAN FOR RESIDENTS OF THE U.S. VIRGIN ISLANDS

THE FIRST BANK 401(K) RETIREMENT PLAN FOR RESIDENTS OF THE U.S. VIRGIN ISLANDS

STATEMENT OF PURPOSE

FirstBank of Puerto Rico (formerly known as The First Federal Savings Bank) has had in effect since May 15, 1977 The First Federal Savings Bank 401(k) Retirement Plan (U.S. Virgin Islands), to which it made contributions for the purpose of sharing its profits with its employees in order to provide for the accumulation of funds for the benefit of eligible employees and their beneficiaries in the manner and to the extent set forth in such plan, which plan was fully restated in 1991. The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands, hereinafter set forth, and its related trust agreement, constitutes an amendment in its entirety to said plan which is continued effective as of January 1, 2000 with respect to employees and participants who had not yet retired, terminated employment or died as of such date. The rights of anyone covered under the plan prior to January 1, 2000, who retired, terminated employment or died before that date, shall be determined in accordance with the terms and provisions of the plan in effect on the date of such retirement, termination of employment or death, except as otherwise specifically provided herein.

ARTICLE 1 DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Wherever used, the masculine pronoun shall include the feminine pronoun, the feminine pronoun shall include the masculine, the singular shall include the plural, and the plural shall include the singular.

1.01 "Account"

The interest of a Participant in the Trust Fund as represented by his accounts as designated below.

(a) "Elective Deferral Contribution Account" -Portion of Trust Fund attributable to a Participant's Elective Deferral Contributions in accordance with the provisions of Section 3.01 and the provisions of the Plan in effect prior to the Supplemental Effective Date.

(b) "401(k) Matching Contribution Account" -Portion of Trust Fund attributable to the Company's Matching Contributions in accordance with the provisions of Subsection 3.03(a) and with the provisions of the Plan in effect prior to the Supplemental Effective Date.

(c) "401(a) Matching Contribution Account" -Portion of Trust Fund attributable to the Company's Matching Contributions in accordance with the provisions of Subsection 3.03(b) and with the provisions of the Plan in effect prior to the Supplemental Effective Date.

(d) "Rollover Account" -Portion of Trust Fund attributable to funds rolled over from another qualified plan in accordance with Section 3.07.

(e) "Transfer Account" -Portion of Trust Fund attributable to the profit sharing plan and defined benefit plan assets transferred or existing prior to September 1, 1991.

(f) "Voluntary Contribution Account" -Portion of Trust Fund attributable to a Participant's Voluntary Contributions in accordance with the provisions of
Section 3.04 and the provisions of the Plan in effect prior to the Supplemental Effective Date.

(g) "Qualified Matching Contribution Account" -Portion of Trust Fund Contributions attributable to the Company's Qualified Matching accordance with the provisions of Subsection 3.03(b).

(h) "Qualified Nonelective Contribution Account" -Portion of Trust Fund attributable to the Company's Qualified Nonelective Contributions in accordance with the provisions of Subsection 3.03(c).

1.02 "Anniversary Date"

Each January 1.

1.03 "Annuity Starting Date"

The first day of the first period for which an amount is payable as an annuity. If a benefit is not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

1.04 "Applicable Computation Period"

(a) For purposes of Hours of Employment for eligibility in accordance with
Section 2.01, an Eligible Employee's first Applicable Computation Period shall be the period beginning as of the first day of the month during which a person first completed an Hour of Employment with an Employer and ending on the anniversary of the last day of such month. Thereafter, such Eligible Employee's Applicable Computation Period shall be each Plan Year, commencing with the Plan Year which begins after the date he first completed an Hour of Employment.

(b) For all other purposes, Applicable Computation Period shall be a Plan Year.

1.05 "Beneficiary"

The person designated to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving spouse shall be deemed his Beneficiary or in the absence of a surviving spouse, the benefits shall be paid to the Participant's estate.

1.06 "Board of Directors"

The Board of Directors of FirstBank of Puerto Rico (formerly known as The First Federal Savings Bank).

1.07 "Committee"

The persons appointed in accordance with Section 8.01 to administer the Plan. In the absence of such designation, the Company shall serve as the Committee and in such case, all references herein to the Committee shall be deemed a reference to the Company.

1.08 "Company"

(a) FirstBank of Puerto Rico (formerly known as The First Federal Savings Bank) and any successor which shall maintain this Plan; and

(b) any other business entity which duly adopts the Plan with the approval of the Board of Directors.

1.09 "Compensation"

(a) For purposes of Sections 1.16/ 4.02, 4.03 and Article 11/ the Participant's wages for the Plan Year paid by the Employer of the type reported in box 1 of Form W-2 (1997). Such wages shall include amounts within the meaning of Section 3401 (a) of the Code plus any other amounts paid to the Participant by the Employer for which the Employer is required to furnish a written statement under
Section 6041 (d) and 6051 (a)(3) of the Code, determined without regard to any rules that limit the amount required to be reported based on the nature or location of the employment or services performed,

(i) exclusive of any amounts paid or reimbursed by the Employer for moving expenses which the Employer reasonably believes at the time of such payment to be deductible by the Employee under Section 217 of the Code

(ii) increased by the amount of any contributions made by the Employer under any salary reduction or similar arrangement to

(A) a qualified cash or deferred arrangement under Code Section 401(k),

(B) a simplified employee pension plan described in Section 408(k) of the Code (SAR-SEP);

(C) a SIMPLE arrangement under Code Section 408(p)

(D) an annuity contract described in Section 403(b) of the Code;

(E) a deferred compensation plan within the meaning of Section 457(b) of the Code; and

(F) a cafeteria plan under Code section 125.

For purposes of Section 4.03, this Paragraph (ii) shall be effective for Plan Years beginning after December 31, 1997.

(b) For purposes of Sections 3.01, 3.03 and 3.04, compensation described in Subsection (a), reduced by:

(i) any amount which is paid by the Employer but not by the Company;

(ii) any amount paid by the company for any period during which the Participant's employment status did not meet the requirements of Section 1.14;

(iii) severance pay on a nonpayroll basis;

(iv) non-qualified deferred compensation payments;

(v) the amount paid before an Eligible Employee was eligible to become a Participant in accordance with Section 2.01; and

(vi) for purposes of Section 3.01 only, third party insurance payments. In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual

Compensation of each Employee taken into account under the Plan shall not exceed $150,000 or such other limit on annual compensation contained in Code section 401 (a)(17) including adjustments by the Commissioner for increases in the cost-of-living in accordance with Code section 401 (a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any period not exceeding 12 months (determination period), over which Compensation is determined beginning in such calendar year.

If a determination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

1.10 "Controlled or Affiliated Service Group"

(a) "Controlled Group" -Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Sections 414(b), (c) and (0) of the Code. For purposes of Section 4.03, the phrase "more than 50%" is substituted for the phrase "at least 80%" each place it appears in Section 1563(a)(1) of the Code.

(b) "Affiliated Service Group" -Any group of business entities within the meaning of Section 414{m) of the Code.

1.11 "Disability"

Any physical or mental condition which may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an Eligible Employee for his customary Hours of Employment.

1.12 "Effective Date"

May 15, 1977, the date as of which the Plan was established.

"Supplemental Effective Date"

January 1, 2000, the last date as of which the Plan was amended in its entirety.

1.13 "Election Period"

The period commencing 90 days before the Annuity Starting Date or distribution date, as selected by the Committee, and ending on such date.

1.14 "Employee"

Any person in the employ of the Company.

Leased Employees shall be included as Employees unless (i) such individual is covered by a money purchase pension plan providing (A) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Code (8) immediate participation; and (C) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20% of the Employer's Nonhighly Compensated Employee workforce.

"Eligible Employee"

An Employee of the Employer who is a resident of the U.S. Virgin Islands for whom the Company is required to contribute Federal Insurance Contribution Act taxes excluding persons (a) who are Leased Employees, (b) under the jurisdiction of a collective bargaining unit (i) having a pension or profit-sharing plan to which the Company is required to contribute under the terms of the collective bargaining agreement or (ii) for whom retirement benefits were the subject of good faith.

Notwithstanding the above,

(a) Leased Employees shall be included in the definition of Eligible Employee if the requirements of Section 414(n)(2) of the Code require such inclusion in order to meet the plan qualification requirements enumerated in Section 414(n) and then only if the coverage requirements of Section 410(b) of the Code would otherwise not be met.

(b) Eligible Employee shall not include any person treated as an independent contractor, notwithstanding that fact that such person is later determined to be a common-law employee of the Employer.

"Leased Employee"

Effective for Plan Years beginning after December 31, 1996, any person (other than an Employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient {or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction and control of the recipient employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer. The term Leased Employee shall also include any person treated as such, notwithstanding that fact that such person is later determined to be a common-law employee of the Employer.

1.15 "Employer"

The Company and any other business entity in a Controlled or Affiliated Service Group which includes the Company.

1.16 "Highly Compensated Employee"

Section 1.16 shall be effective for Plan Years beginning after December 31, 1996.

(a) An Employee who is a Highly Compensated Active Employee or a Highly Compensated Former Employee.

(b) A Highly Compensated Active Employee is any Employee who performs Service with the Employer during the Determination Year who (i) was at any time during the Determination Year or Look-Back Year a 5% owner, as defined in Section 416(i)(1) of the Code or (ii) received Compensation from the Employer during the Look-Back Year in excess .of $80,000 adjusted annually for increases in the cost-of-living in accordance with Section 415(d) of the Code, effective as of January 1 of the calendar year such increase is promulgated and applicable to the Plan Year which begins with or within such calendar year.

(c) A Highly Compensated Former Employee for a Determination Year is any former Employee who separated from Service prior to such Determination Year and was a Highly Compensated Active Employee for either the year in which such Employee separated from Service or any Determination Year ending on or after such Employee's 55th birthday.

(d) A Participant is a Highly Compensated Employee for a particular Determination Year if he or she meets the definition of a Highly Compensated Employee in effect for that Determination Year.

(e) The Determination Year is the applicable Plan Year for which a determination is being made and the Look-Back Year is the preceding 12-month period.

1.17 "Nonhighly Compensated Employee"

An Employee who is not a Highly Compensated Employee.

A Participant is a Nonhighly Highly Compensated Employee for a particular Determination Year if he or she does not meets the definition of a Highly Compensated Employee in effect for that Determination Year.

1.18 "Internal Revenue Code" or "Code"

The Internal Revenue Code of 1986, and any amendments thereto.

1.19 "Participant"

(a) An Eligible Employee who participates under the Plan in accordance with
Section 2.01.

(b) Each other Eligible Employee or former Eligible Employee for whom an Account is maintained.

1.20 "Plan"

The plan of the Company, as herein set forth and as from time to time supplemented and amended, which Plan is intended to be a profit-sharing plan for purposes of Sections 401(a), 402, 412 and 417 of the Code.

1.21 "Plan Year"

A period of 12 consecutive months commencing on the Effective Date and each Anniversary Date thereof.

1.22 "Protected Spouse"

The spouse to whom the Participant had been legally married on the earlier of the date of the Participant's death or the Participant's Annuity Starting Date.

1.23 "Qualified Domestic Relations Order"

A domestic relations order as defined in Section 8.09 in accordance with Section 414(p) of the Code.

1.24 "Retirement"

The termination of employment of a Participant on his Normal or Deferred Retirement Date.

1.25 "Retirement Dates"

(a) "Normal Retirement Date" -The date on which the Participant attains age 65.

(b) "Deferred Retirement Date" -The first day of any month subsequent to the Participant's Normal Retirement Date.

1.26 "Service"

(a) All Hours of Employment with the Employer during an Applicable Computation Period.

(b) "Break-in-Service" -An Applicable Computation Period during which an Employee fails to receive credit for 501 Hours of Employment.

If, commencing on or after January 1, 1985, an Employee is absent by reason of
(i) the pregnancy of the Employee, (ii) the birth of a child of the Employee,
(iii) the placement of a child with the Employee in connection with an adoption of such child by such Employee, or- (iv) caring for such child immediately following such birth or placement, such Employee will be credited with the number of Hours of Employment which would normally have been credited but for such absence, or, in any case in which the Committee is unable to determine such hours normally credited, eight Hours of Employment per day. The Hours of Employment required to be credited for such absence shall not exceed 501.

Hours of Employment shall be credited for the Plan Year in which the absence from work begins, only if credit is necessary to prevent the Employee from incurring a Break-in-Service, or, in any other case, in the immediately following Plan Year.

(c) "Year of Service" -An Applicable Computation Period during which the Employee receives credit for at least 1,000 Hours of Employment.

(d) "Hour of Employment"

(i) Each hour during an Applicable Computation Period for which the person is directly or indirectly paid or entitled to payment for the performance of duties or for the period of time when no duties are performed, irrespective of whether the employment relationship has terminated, such as vacation, holiday, lay-off, jury duty or approved Leave of Absence.

As used herein and Section 3.03, Leave of Absence shall mean a leave granted for pregnancy, Disability, illness, death or any other family obligation or status; personal or family hardship or special business circumstances; educational purposes; and/or civic, charitable or governmental services, provided that all Employees under similar circumstances shall be treated in a similar manner.

No more than 501 Hours of Employment are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period).

(ii) A person shall receive an Hour of Employment for each hour for which back pay has been awarded or agreed to irrespective of mitigation of damages, provided that each such hour shall be credited to the Applicable Computation Period to which it pertains, rather than the Applicable Computation Period in which the award or agreement is made, and further provided that no such award or agreement shall have the effect of crediting an Hour of Employment for any hour for which the person previously received credit under (i) above.

(iii) Notwithstanding the foregoing, Hours of Employment shall be computed and credited in accordance with Department of labor Regulation 2530.200b-2, Subparagraphs (b) and (c).

(e) An Employee shall receive credit for the period of his employment with another business entity to which he had been transferred by the Company solely for purposes of determining his vested interest in accordance with Section 6.04.

1.27 "Trust Agreement"

The instrument executed by the Company and the Trustee fixing the rights and liabilities of each with respect to holding and administering the Trust Fund, which instrument shall be incorporated by reference into this Plan.

1.28 "Trustee"

The Trustee or any successor Trustee, appointed by the Board of Directors, acting in accordance with the terms of the Trust Agreement.

1.29 "Trust Fund"

All assets held by the Trustee for the purposes of the Plan in accordance with the terms of the Trust Agreement.

1.30 "Valuation Date"

Each business day of the Plan Year as determined by the New York Stock Exchange.

ARTICLE 2 ELIGIBILITY AND PARTICIPATION

2.01 Eligibility for Participation

An Eligible Employee may become a Participant upon satisfaction of the following requirements, provided he elects to contribute in accordance with Section 3.01.

(a) Each Eligible Employee on the Supplemental Effective Date who was a Participant of the Plan shall continue as a Participant as of the Supplemental Effective Date.

(b) Each other Eligible Employee shall become a Participant as of the Supplemental Effective Date or as of the first day of the month coincident with or next following the date he completes one Year of Service.

(c) If a former Participant is reemployed, he shall be eligible to resume his participation as of the first day of any month following the date of his reemployment.

2.02 Change in Employment Status

(a) In the event a Participant ceases to be an Eligible Employee as the result of becoming part of an excluded class, only Compensation up to the date he ceased to be an Eligible Employee shall be considered for purposes of contributions in accordance with Article 3. Such Employee shall remain a Participant but shall not be permitted to contribute in accordance with Article 3 or share in any Company contributions allocated in accordance with Article 3 for the period beyond the date he .ceased to be an Eligible Employee.

In the event such Participant returns to an eligible class and again becomes an Eligible Employee, he shall be permitted to share in Company contributions allocated in accordance with Article 3 as of the date he again became an Eligible Employee and may elect to comply with the provisions of Section 3.01 as of such date or the first of any subsequent month. Only Compensation from the date he again became an Eligible Employee shall be considered for purposes of such contributions.

(b) If a person otherwise satisfied the eligibility requirements of Section 2.01 and subsequently becomes an Eligible Employee, he shall be eligible to become a Participant as of the date he became an Eligible Employee.

(c) In the event a collective bargaining agreement is entered into between the Company and a representative for any class of Employees in the employ of the Company subsequent to the Supplemental Effective Date, eligibility for participation in the Plan by such Employees who are not Participants shall not be extended beyond the effective date of the collective bargaining agreement unless the agreement extends participation in the Plan to such Employees. The provisions of Subsection (a) shall apply to those Employees who are currently Participants.

ARTICLE 3 CONTRIBUTIONS

3.01 Elective Deferral Contributions

A Participant may, when first eligible or as of any January 1, April 1, July 1, or October 1, elect to save, through pay reduction each payroll period, no less than 1% nor more than 10%, in whole percentages, of that portion of his Compensation attributable to such payroll period, subject to the limitations on Elective Deferral Contributions under Sections 4.01 and 4.02 and the limitations on annual additions under Section 4.03.

Elective Deferral Contributions may not be made form third party insurance payments; but, a Participant's full savings election may be made from net salary payments from the Company.

Such contributions shall take the form of before tax contributions (hereinafter known as "Elective Deferral Contributions") and shall be deemed to be Company contributions.

(a) An initial written election must be made by an Eligible Employee and submitted to the Committee at least 30 days (or such other period as the Committee may fix from time to time) prior to the first date the Eligible Employee would be eligible to become a Participant of the Plan in accordance with Section 2.01.

(b) An election, once made, shall remain in effect until subsequently changed by the Eligible Employee in accordance with the provisions of Section 3.05 or 3.06.

3.02 Reduction of Excess Elective Deferral Contributions

If Elective Deferral Contributions under Section 3.01 are projected to exceed the limitations of Sections 4.01 or 4.02 at any time during a Plan Year, the Committee, in a good faith effort to comply with such limitations, retains the right to reduce the rate of elective deferrals made by Highly Compensated Employees. Such reduction shall be made in the sole discretion of the Committee.

3.03 Matching Contributions

Subject to the limitations. on annual additions under Section 4.03, the Company shall contribute the following amounts:

(a) 401 (k) Matching Contributions -Unless the Board of Directors determines, by resolution, a different rate of match, the rate will be 25% of that portion of each Participant's Elective Deferral Contributions each month which does not exceed 4% of the Participant's Compensation for such month. Only Elective Deferral Contributions which are not limited under Sections 3.02 or 4.01 shall be matched. If as a result of the provisions of Section 3.02, 4.01 or 4.02 or the last paragraph of Section 1.09, the Participant's Elective Deferral Contributions are reduced or discontinued during a Plan Year, Elective Deferral Contributions made prior to the date of such reduction or discontinuance shall be deemed to be made in proportion to Compensation throughout the Plan Year of reference for purposes of determining the Participant's Matching Contribution.

(b) 401 (a) Matching Contributions -For any Plan Year, the Company may contribute such additional amounts as it shall determine equal to a designated percentage rate of each Participant's Elective Deferral Contributions with respect to Elective Deferral Contributions which are not limited under Sections
3.02 or 4.01. Such Matching Contributions shall be allocated to Participants in the employ of the Company on the last business day of such Plan Year.

Such percentage rate shall be determined by the Company and announced to the Eligible Employees after the end of the Plan Year of reference.

Qualified Matching Contributions -For any Plan Year, the Company may contribute such additional amounts as it shall determine. Such Qualified Matching Contributions shall be allocated to those Participants who are Nonhighly Compensated Employees, in the same proportion that the Elective Deferral Contributions of each such Participant for such Plan Year bears to the aggregate Elective Deferral Contributions of all such Participants for such Plan Year.

Such contributions shall be subject to Treasury Regulation 1.401 (k)-1 (g)(13), If as a result of the provisions of Section 3.02, 4.01 or 4.02 or the last paragraph of Section 1.09, the Participant's Elective Deferral Contributions are reduced or discontinued during a Plan Year, Elective Deferral Contributions made prior to the date of such reduction or discontinuance shall be deemed to be made in proportion to Compensation throughout the Plan Year of reference for purposes of determining the Participant's Matching Contribution.

(c) Qualified Nonelective Contributions -Such amount as the Company shall determine for any Plan Year, which shall be allocated.

(i) to those Participants who are Nonhighly Compensated Employees in the same proportion that his Compensation bears to the aggregate Compensation of all such Participants for such Plan Year, which amount shall be credited at the end of the Plan Year; or

(ii) to Participants who are Nonhighly Compensated Employees starting with the Nonhighly Compensated Employee with the lowest Compensation until the requirements of Section 4.02 are met.

Such contributions shall be subject to Treasury Regulation 1.401 (k)-1 (g)(13). For purposes of this Subsection, Participant shall also include any Eligible Employee who would otherwise be eligible for the Plan but who declined to make contributions required under the Plan in accordance with Sections 3.01 or 3.04 at any time.

3.04 Voluntary Contributions

(a) Each Participant may, as of any January 1, April 1, July 1, or October 1, elect to contribute for each Plan Year, through payroll deductions each pay period, any amount from 1 % to 8%, in whole percentages, of that portion of Compensation attributable to such pay period.

(b) The Committee may also, solely at its discretion, permit a Participant to contribute to his Voluntary Contribution Account the difference between (i) 10% of such Participant's Compensation, while a Participant of the and (ii) the sum of all previous Voluntary Contributions actually made by the Participant. If implemented, the Committee shall promulgate such specific rules and regulations as may be required with respect to the implementation and operation of this provision.

(c) All contributions under this Subsection shall be subject to the limitations on Voluntary Contributions under Section 4.02 and the limitations on annual additions under Section 4.03.

3.05 Contribution Changes

A Participant may, subject to the minimum and maximum percentages as specified in Sections 3.01 or 3.04/ increase or reduce the percentage rate of his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions four times during a Plan Year, as of any January 1/ April 1/ July 1/ or October" (or as of such other dates as the Committee may fix from time to time), by notification as soon as possible prior to the effective date of such change.

3.06 Discontinuance of Contributions

(a) A Participant may discontinue his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions at any time during a Plan Year by notification to the Committee as soon as possible prior to the effective date of such discontinuance.

(b) A Participant may resume his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions as of any subsequent January 1, April 1, July 1, or October 1 (or such other dates as the Committee may fix from time to time) by notification to the Committee as soon as possible prior to the effective date of such resumption.

(c) The discontinuance of Elective Deferral Contributions will automatically include a discontinuance of the Matching Contributions. A discontinuance only of the Participant's Voluntary Contributions will not affect contributions to the Participant's other accounts.

3.07 Rollover Contributions from Other Qualified Plans

(a) Any Eligible Employee upon commencement of employment may make a rollover contribution to the Trust Fund of all or any portion of the entire amount (including money or any other property acceptable to the Committee and Trustee) which is an eligible rollover distribution, as defined in Section 402(c)(4) of the Code and Treasury Regulation 1.402(C)-2, Q&A 3 and 4, provided such rollover contribution is either (i) a direct transfer from another qualified plan or (ii) received on or before the 60th day immediately following the date the Employee received such distribution from a qualified plan or conduit Individual Retirement Account or Annuity.

(b) The Committee shall credit the fair market value of any rollover contribution and investment earnings attributable thereto to the Participant's Rollover Account.

(c) An Eligible Employee who becomes a Participant by virtue of the acceptance of such rollover contribution, but who is not otherwise eligible for participation in accordance with Section 2.01, shall not be entitled to make contributions or share in any Company contribution allocated in accordance with this Article 3 or Article 11.

(d) The Committee may promulgate specific rules and regulations governing all aspects of this Section.

3.08 Transfer of Assets from Other Qualified Plans

(a) The Committee may accept the direct transfer to the Trust Fund from another qualified trust fund of those assets (including money or any other property acceptable to the Committee arid Trustee) attributable to a Participant's participation in any qualified plan to which such trust relates. Such transferred amounts shall not be considered annual additions for purposes of
Section 4.03.

(b) The amount transferred shall be credited to the Participant's Accounts as determined by the Committee, taking into account the applicable vesting schedules, amounts subject to special tax treatment and withdrawal rules.

Additional Transfer Accounts will be established, if required, to accommodate these objectives.

(c) An Eligible Employee who becomes a Participant by virtue of a transfer of assets, but who is not otherwise eligible for participation in accordance with
Section 2.01, shall not be entitled to make contributions or share in any Company contribution allocated in accordance with this' Article 3 or Article 11.

(d) The Committee may promulgate specific rules and regulations governing all aspects of this Section but until promulgated, all other provisions of the Plan shall be applicable based on the Account to which such assets were transferred.

3.09 Deposit of Contributions

The Company shall deliver all contributions to the Trustee.

3.10 Payment of Expenses

In addition to its contributions, the Company may elect to pay all the administrative expenses of the Plan and all fees and retainers of the Plan's Trustee, accountant, counsel, consultant, administrator or other specialist so long as the Plan or Trust Fund remains in effect. If the Company does not pay all or part of such expenses, the Trustee shall pay these expenses from the Trust Fund. All expenses relating directly to the investments of the Trust Fund, including taxes, brokerage commissions and registration charges, must be paid from the Trust Fund.

ARTICLE 4 CONTRIBUTION LIMITATIONS

4.01 $7,000 Limitation on Elective Deferral Contributions

Each Participant's Elective Deferral Contributions under Section 3.01, when added to any additional elective deferrals, as defined in Section 402(g) of the Code, under all other plans maintained by the Employer, shall be limited to $7,000 during any calendar year, adjusted annually for increases in the cost-of-living in accordance with Section 415(d) of the Code, or such other maximum permitted under Section 402(g) of the Code.

To the extent a Participant's Elective Deferral Contributions to plans maintained by the Employer exceed the above limitation the Employer will notify the Plan of such excess and such amount will be designated as an excess deferral. Such excess deferral will be distributed to such Participant with investment experience no later than April 15 following the close of the calendar year to which such excess relates. Such excess may be distributed prior to the close of the calendar year of reference provided the correcting distribution is made after the date on which the plan received the excess deferral and is specifically designated as an excess deferral. Such excess deferrals will be included in determining the Actual Deferral Percentage of the Highly Compensated Employees and will be excluded in determining the Actual Deferral Percentage of the Nonhighly Compensated Employees.

Investment experience will be determined in accordance with the second paragraph of Section 4.02(d) below.

4.02 Limitation on Elective Deferral, Matching and Voluntary Contributions

Section 4.02 shall be effective for Plan Years beginning after December 31, 1996.

(a) The Actual Deferral Percentage of Highly Compensated Employees in the Testing Group for any Plan Year shall be limited to the greater of

(i) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 1.25; or

(ii) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 2.00, provided, however, that the Actual Deferral Percentage for the Highly Compensated Employees in the

Testing Group for the Plan Year may not exceed the Actual Deferral Percentage for such Plan Year for such Nonhighly Compensated Employees by more than two percentage points.

If the Actual Deferral Percentage for any Plan Year must be limited due to the restrictions described in this Subsection (a), the total excess dollar amount shall be determined by reducing the highest ratios of individual Participants until the Actual Deferral Percentage for the Highly Compensated Employees equals the greatest permitted limit. Such total dollar amount shall be allocated to the Highly Compensated Employees with the largest dollar amounts by progressively reducing such amounts until each Highly Compensated Employee is capped at the same dollar limitation.

(b) The Actual Contribution Percentage of Highly Compensated Employees in the Testing Group for any Plan Year shall be limited to the greater of

(i) the Actual Contribution Percentage for Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 1 .25; or

(ii) the Actual Contribution Percentage for Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 2.00, provided, however, that the Actual Contribution Percentage for the Highly Compensated Employees in the Testing Group for the Plan Year may not exceed the Actual Contribution Percentage for such Nonhighly Compensated Employees for such Plan Year by more than two percentage points.

If the Actual Contribution Percentage for any Plan Year must be limited due to the restrictions described in this Subsection (b), the total excess dollar amount shall be determined by reducing the highest ratios of individual Participants until the Actual Contribution Percentage for the Highly Compensated Employees equals the greatest permitted limit. Such total dollar amount shall be allocated to the Highly Compensated Employees with the largest dollar amounts by progressively reducing such amounts until each Highly Compensated Employee is capped at the same dollar limitation.

In reducing the dollar amounts of any individual Highly Compensated Employee, reductions will first be made to any Matching Contributions which are deemed to be discriminatory due to any limitations required by Subsection (a), then to Voluntary Contributions, if any. Additional reductions shall be applied first to unmatched Elective Deferral Contributions, if any, and then to matched Elective Deferral Contributions and Matching Contributions proportionately.

(c) If one or more Highly Compensated Employees in the Testing Group are eligible for both Elective Deferral Contributions and. to receive Matching Contributions or to make Voluntary Contributions, the sum of the Actual Contribution Percentage and the Actual Deferral Percentage of the Highly Compensated Employees in the Testing Group for any Plan Year shall be limited to the greater of (i) or {ii) below. Notwithstanding the above, this Subsection (c) shall only be applicable if both the Actual Deferral Percentage and the Actual Contribution Percentage of the Highly Compensated Employees in the Testing Group exceeds 1.25 multiplied by the respective percentages of the Nonhighly Compensated Employees in the Testing Group for such Plan Year. For this purpose, the Actual Contribution Percentage and the Actual Deferral Percentage of Highly Compensated Employees is based on the deemed percentages resulting from reductions, if any, to determine the greatest permitted limit~ under Section (a) or (b) and is not .based on percentages determined net of actual reductions made to individual Highly Compensated Employees.

The sum of (i)

(A) 1.25 times the greater of

(1) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year, or

(2) the Actual Contribution Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year; and

(B) two plus the lesser of Subparagraph (1) or (2) above, provided that such amount may not exceed 200% of the lesser of Subparagraph (1) or (2).

(ii) The sum of

(A) 1.25 times the lesser of

(1) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year, or

(2) the Actual Contribution Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year; and

(B) two plus the greater of Subparagraph (1) or (2) above, provided that such amount may not exceed 200% of the greater of Subparagraph (1) or (2).

If additional reductions are required for any Plan Year due to the restrictions described in this Subsection (c), the total excess dollar amounts shall be determined using the Highly Compensated Employees' combined deemed Elective Deferral, Matching and Voluntary Contributions. Reductions shall be applied to the highest combined ratios of individual Participants until the average of the combined ratios equals the greatest permitted limit. The dollar amount determined by this process shall be allocated to the Highly Compensated Employees with the largest dollar amounts by progressively reducing such amounts until each Highly Compensated Employee is capped at the same dollar limitation.

In reducing the dollar amounts applicable to any individual Highly Compensated Employee, reductions will first be made to any Matching Contributions which are deemed to be discriminatory due to any limitations required by Subsection (a), then to Voluntary Contributions, if any. Additional reductions shall be applied first to unmatched Elective Deferral Contributions, if any, and then to matched Elective Deferral Contributions and Matching Contributions proportionately.

(d) Any excess Elective Deferral or Voluntary Contributions that result from the above limitations shall be refunded to such Highly Compensated Employees with investment experience, no later than the last day of the Plan Year subsequent to the plan Year to which the excess relates. Any excess Matching Contributions that result from the above limitations in which the affected Highly Compensated Employee has a vested interest shall be distributed to such Highly Compensated Employees with investment experience, no later than the last day of the Plan Year subsequent to the Plan Year to which the excess relates. Any such excess Matching Contributions that are not vested shall be forfeited and applied in accordance with Section 6.05(b). However, no such forfeiture shall be allocated to a Highly Compensated Employee whose contributions are reduced pursuant to the Section.

Investment experience shall be the income or loss allocable to the Participant's Elective Deferral Contribution Account or Voluntary Contribution Account or Matching Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant's excess Elective Deferral or Voluntary or Matching Contributions for the year and the denominator is the sum of (i) the Participant's Elective Deferral Contribution Account or Voluntary Contribution Account or Matching Contribution Account balance as of the beginning of the Plan Year and (ii) the Participant's Elective Deferral or Voluntary or Matching Contributions for the Plan Year.

(e) Definitions and Special Rules

(i) The Actual Deferral Percentage for the Highly Compensated Employees and Nonhighly Compensated Employees for a Plan Year shall be the average of the ratios (calculated separately for each such Employee in the Testing Group) of

(A) the amount of contributions credited to the Elective Deferral Contribution Account on behalf of each such Employee in the Testing Group during such Plan Year, to

(B) the Compensation of each such Employee in the Testing Group for such plan Year.

For purposes of the above, Qualified Matching Contributions and Qualified Nonelective Contributions may be taken into account in determining the Actual Deferral Percentage for each Employee in the Testing Group for such Plan Year provided such amounts comply with the provisions of Treasury Regulation 1.401
(k)-1 (b)(5).

Qualified Matching Contributions, Qualified Nonelective Contributions and Elective Deferral Contributions included in the calculation of the Actual Contribution Percentages will not be included in the calculation of Actual Deferral Percentages.

(ii) The Actual Contribution Percentage for the Highly Compensated and Nonhighly Compensated Employees in the Testing Group for a Plan Year shall be the average of the ratios (calculated separately for each such Employee in the Testing Group) of

(A) the amount of Matching, and Qualified Matching, and Voluntary Contributions credited on behalf of each such Employee in the Testing Group during such Plan Year, to

(B) the Compensation of each such Employee in the Testing Group for such Plan Year.

For purposes of the above, Qualified Nonelective Contributions and Elective Deferral Contributions may be taken into account in determining the Actual Contribution' Percentage for each Employee in the Testing Group for such Plan Year provided such amounts comply with the provisions of Treasury Regulation
1.401 (m)-1 (b)(5).

Qualified Matching Contributions, Qualified Nonelective Contributions and Elective Deferral Contributions included in the calculation of the Actual Deferral

Percentages will not be included in the calculation of Actual Contribution Percentages.

(iii) Testing Group shall mean the group of all Eligible Employees eligible for participation in accordance with Section 2.01.

(iv) All Eligible Employees in the Testing Group will be included in determining the Actual Deferral Percentages and/or the Actual Contribution Percentages, whichever is applicable. The ratio averaged into the respective percentages will be zero for any Eligible Employee in the Testing Group if the otherwise applicable numerator is zero.

(v) All such ratios and the average of such ratios shall be calculated to the nearest one-hundredth of one percent.

(vi) The deferral percentage and/or contribution percentage for a Plan Year for any Highly Compensated Employee who is eligible to participate under two or more plans or arrangements described in Section 401(a) or 401(k) of the Code that are maintained by the Employer shall be determined as if all contributions were made under a single plan.

(vii) In the event that this Plan satisfies the requirements of Section 401(k) , 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, deferral and contribution percentages shall be determined as if all such plans were a single plan. Any adjustments to the Nonhighly Compensated Employee Actual Deferral Percentage or Actual Contribution Percentage for the prior year will be made in accordance with IRS Notice 98-1 and any superseding guidance, unless the Employer has elected to use the current year testing method. Any other plan may be aggregated with this Plan at the discretion of the Company. Plans may be aggregated in order to satisfy Section 401(k) or (m) of the Code only if they have the same Plan Year and use the same testing method as described in Section 4.02.

(viii) If the Employer applies the Section 410(b) coverage requirement separately to nonexcludable Employees for a Plan Year, Subsections (a), (b) and
(c) may be applied without regard to Nonhighly Compensated Employees who meet the eligibility requirements of Section 2.01, but who have not attained age 21 or completed one Year of Service as of the first day of the seventh month of the Plan Year used to calculate the Actual Deferral Percentage and Actual Contribution Percentage of Nonhighly Compensated Employees.

4.03 Limitation on Allocations

(a) The "annual addition" for any Participant shall not exceed the amount determined hereunder. Annual addition shall mean the sum of Employer contributions and forfeitures, Employee contributions, and allocations under a simplified employee pension allocated on behalf of a Participant for a Plan Year, which is defined to be the limitation year.

Annual additions shall also include excess deferrals, excess contributions and excess aggregate contributions, other than excess deferrals distributed In accordance with Treasury Regulation 1.402(g)-1 (e)(2) or (3).

The determination of the annual addition will be made as if all defined contribution plans of the Employer were one plan and any Participant contributions to defined benefit plans will be treated as contributions to defined contribution plans. Annual additions will be applied to the applicable Plan Year in accordance with Section 1.415-6(b) of the Treasury Regulations.

For purposes of Subsection (b)(i), annual addition shall also include amounts allocated, after March 31, 1984, to an individual medical account, as defined in
Section 41. 5(1)(2) of the Code which is part of a pension or annuity plan maintained by the Employer and amounts derived from contributions paid or accrued after December 31., 1. 985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee (as defined in Section 1. 1. .02) under a welfare benefit plan (as defined in Section 41. 9A(d) of the Code) maintained by the Employer.

(b) Effective for Plan Years beginning after December 31, 1994, the annual addition for any Participant shall not exceed the lesser of (i) or (ii) below:

(i) $30,000, or such other maximum permitted under Section 415(c)(1 )(A) of the Code, adjusted annually for cost-of-living increases in accordance with Section 415(d) of the Code, effective as of January 1 of the calendar year each such increase is promulgated and applicable to the limitation year which ends with or within such calendar year.

In the event of a short Plan Year, the maximum dollar limitation shall be divided by 12 and multiplied by the number of months in the short Plan Year.

(ii) 25% of the Participant's Compensation

(c) The limitation of this Subsection (c) shall not apply to any Participant with respect to any Plan Year beginning after December 31, 1999. With respect to any Plan Year beginning before January 1, 2000, if a Participant also is or has been a participant in one or more defined benefit plans of the Employer, whether or not terminated, the projected annual benefit from such defined benefit plans shall be reduced so that a "combined benefit factor" in excess of 1.0 shall not result. The combined benefit factor is the sum of (i) the defined benefit factor and (ii) the defined contribution factor where

(i) the defined benefit factor is a fraction

(A) the numerator of which is the Participant's projected annual benefit under all defined benefit plans of the Employer at the end of the limitation year of the Plan, and

(B) the denominator of which is the lesser of

(1) 1.25 multiplied by the maximum allowable annual benefit under Sections 415(b)(1)(A) and 415(d) of the Code at the end of the limitation year of the Plan, or

(2) 1.4 multiplied by the maximum allowable annual benefit under Section 415(b)(1)(B) of the Code at the end of the limitation year of the Plan, and

(ii) the defined contribution factor is a fraction

(A) the numerator of which is the sum of the annual additions for such Participant under all defined contribution plans of the Employer, whether or not terminated, for all such years during which he was a participant in such plans, and

(B) the denominator of which is the sum of the lesser of the amounts determined in (1) or (2) for the current year and each prior year during which the Participant was employed by the Employer, regardless of whether or not a plan was in existence during those years:

(1) 1.25 multiplied by the maximum dollar limitation as defined in Subsection
(b)(i), or

(2) 1.4 multiplied by the compensation limitation as defined in Subsection
(b)(ii).

(d) A Participant shall not be permitted to defer Compensation or contribute amounts, nor shall he be entitled to an allocation of any Employer contributions or forfeitures under any qualified defined contribution plan which exceeds the limitations described herein.

(e) The limitations on allocations to a Participant's Account will be applied by limiting otherwise allocable amounts starting with the latest allocations during the limitation year. To the extent more than one type of addition is allocated as of any date, the limitation will be applied in the following order:

(i) forfeitures;

(ii) Employer contributions under profit-sharing plans other than matching contributions;

(iii) Employer contributions under money purchase plans other than matching contributions;

(iv) Employer matching contributions under money purchase plans

(v) Employer matching contributions under profit-sharing plans;

(vi) Employee contributions; and (vii) elective deferrals.

Amounts listed above which would have been added to a Participant's Account based on an allocation method specified in a Plan will be reallocated among the remaining Participants eligible to share under the Plan.

Amounts listed above which would have been added to the Participant's Account based on an individually defined entitlement will reduce the Employer's contribution commitment.

Employee contributions and elective deferrals will be limited at the time deposited and will not be permitted to the extent the limits of this Section would be violated. In the event annual additions on behalf of a Participant participating in more than one plan of the same type during a Plan Year are required to be limited under this Section, the limitation shall be ratably apportioned among all such plans.

(f) Notwithstanding the above, if an excess allocation occurs as a result of

(i) an allocation of forfeitures;

(ii) a reasonable error in determining a Participant's Compensation;

(iii) a reasonable error in determining the amount of elective deferrals that may be made under this Section; or

(iv) any other reason acceptable to the Internal Revenue Service, the resulting additions to the Participant's Account will be reduced by first eliminating Employee contributions and elective deferrals to the extent otherwise required to be refunded under Sections 402(g), 401 (k)(3) or 401 (m)(2) of the Code. Any additional reductions permitted under this Subsection will be applied in the manner described in Subsection (e).

However, any amounts paid to the Trust for the limitation year which are not allocated to other Participants will be held in a suspense account, without investment earnings, and allocated and reallocated in the following limitation year and, to the extent necessary, each subsequent limitation year. Allocations from a suspense account in a money purchase plan will be viewed as an allocation of accrual requirement for the year in which the amount is ultimately allocated.

In the event a plan is terminated, suspense accounts shall revert to the Employer to the extent such accounts may not then be allocated on behalf of any remaining eligible Participants.

(g) Notwithstanding any provision of the Plan to the contrary,

(i) the annual addition for any Plan Years beginning before January 1, 1987 shall not be recomputed to include all Employee contributions.

(ii) if the Employee was a Participant as of the first day of the first limitation year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of the defined benefit fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last limitation year beginning before January 1, 1987, disregarding any changes in the terms and conditions of the plan after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Section 415 of the Code for all limitation years beginning before January 1, 1987.

(iii) if the Employee was a Participant as of the end of the first day of the first I imitation year beginning after December 31/ 1986/ in one or more defined contribution plans maintained by the Employer which were in existence on May 6/ 1986/ the numerator of the defined contribution fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (A) the excess of the sum of the fractions over 1.0 times (B) the denominator of the defined contribution fraction, will be permanently subtracted from the numerator of the defined contribution fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last limitation year beginning before January 1, 1987 and disregarding any changes in the terms and conditions of the Plan made after May 5, 1986, but using the Code Section 415 limitation applicable to the first limitation year beginning on or after January 1, 1987.

(iv) transitional rules provided in conjunction with legislative changes and changes in the Plan's top-heavy status will be applied in accordance with Internal Revenue Service promulgations and legislative history.

ARTICLE 5 MAINTENANCE OF ACCOUNTS AND VALUATION OF THE TRUST FUND

5.01 Maintenance of Accounts

The Committee shall establish and maintain a separate accounting in the name of each Participant to which it shall credit all amounts contributed in accordance with Articles 3 and 11.

5.02 Valuation of Trust Fund

(a) The Trust Fund shall be valued by the Trustee as of each Valuation Date on the basis of its fair market value.

(b) The Trust Fund may also be valued by the Trustee as of any other date as the Committee may authorize for any reason the Committee deems appropriate.

5.03 Allocation of Investment Earnings and Expenses

On the basis of the valuation as of a Valuation Date, the Accounts of all Participants shall be (a) proportionately adjusted to reflect expenses in accordance with Section 3.10 and investment earnings, other than those credited to a specific Account; -and (b) directly adjusted to reflect all other applicable transactions during the Plan Year attributable to such Accounts including, but not limited to, any contributions or distributions.

5.04 Investment Election

Each Participant shall designate one or more of the investment funds established in accordance with regulations promulgated by the Committee as it deems necessary or appropriate to govern all aspects of investment direction by the Participant of the Participant's Accounts.

5.05 Investment Funds

The Trust Fund shall be divided into such investment funds as designated by the Committee and approved by the Trustee for the investment of all Accounts, which shall be administered as a unit.

ARTICLE 6 BENEFITS PAYABLE UPON TERMINATION OF EMPLOYMENT

6.01 Upon Retirement

A Participant shall be 100% vested in his Account at all times after first becoming eligible for Retirement.

A Participant shall be eligible to retire on his Normal or Deferred Retirement Date.

In the event a Participant does not retire on his Normal Retirement Date, he shall continue to be credited with contributions in accordance with Articles 3 and 11 until his actual retirement.

6.02 Upon Disability

(a) A Participant who incurs a Disability prior to termination- of employment shall be 100% vested in his Account.

(b) In determining the existence of a Participant's Disability, the Committee may select a physician to examine such Participant and render a medical opinion. The final determination shall be made by the Committee on the basis of the evidence requested and made available.

(c) If such Participant returns to the employ of the Company, he shall resume his participation as of the date of his return. The Participant's vested interest in that portion of his Account attributable to Service from the date of his last reemployment shall be determined in accordance with the provisions of
Article 6, without regard to his prior Disability.

6.03 Upon Death

(a) A Participant who dies prior to termination of employment shall be 100% vested in his Account.

(b) Upon the death of a Participant, his Beneficiary shall be entitled to 100% of such Participant's vested Account.

(c) Each Participant, upon becoming eligible for participation in the Plan, may designate a primary Beneficiary to receive the benefits payable in the event of his death and may designate a secondary Beneficiary to receive any benefits payable in the event of the death of the primary Beneficiary. If a Participant designates a primary Beneficiary but not a secondary Beneficiary or if any such secondary Beneficiary dies, the Beneficiary last in receipt of or entitled to any benefit shall have the right to designate a successor Beneficiary to receive any benefits payable in the event of his death. In the absence of any such designation, benefits payable upon the death of the last living Beneficiary shall be paid in a lump sum to such Beneficiary's estate. A Participant may change his Beneficiary designation at any time. All Beneficiary designations and changes shall be made on an appropriate form and filed with the Committee. If the primary Beneficiary designated by the Participant is anyone other than the Participant's Protected Spouse, such designation must include the written acknowledgment and consent of such spouse and be witnessed by a Plan representative or a notary public, to the extent required by law and the Committee. Such consent will be limited to a specific alternate Beneficiary and any change in such alternate Beneficiary will require a new spousal consent.

6.04 Upon Other Termination of Employment

(a) Upon a Participant's termination of employment for reasons other than Retirement, Disability or death, the following provisions shall be applicable:

(i) Such Participant shall have a 100% vested interest in his Elective Deferral Contribution, Voluntary Contribution, Rollover, Transfer, 401(k) Matching Contribution, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts.

(ii) Such Participant's vested interest in his contributions received after September 1, 1991 to his 401 (a) Matching Contribution Account shall, subject to Subsection 6.05(a), be determined in accordance with the following schedule on the basis of such Participant's Years of Service.

Number of Years                             Percentage of Account
Less than 5 years                                     0%
5 or more years                                     100%

(b) The portion of a Participant's Account which is not vested shall be forfeited on the earlier of the date on which the Participant receives a distribution of his vested benefits or the date on which such Participant incurs five consecutive Breaks-in-Service. If a Participant does not have a vested interest in his Account, he shall be deemed to have received an immediate distribution as of the first day after the Valuation Date next following the date on which such Participant terminated employment.

That portion of the Participant's Account which is not vested shall be used to reduce the Company's contributions in accordance with Section 3.03 or to pay Plan administrative expenses (including fees and charges imposed under any group annuity contract funding the Plan).

6.05 Reemployment and Repayment of Benefits

(a) If a Participant is reemployed by the Employer prior to incurring five consecutive Breaks-in-Service, the dollar amount which was subject to forfeiture in accordance with Subsection 6.04(b) will be restored to the Participant's Account if the Participant repays the amount distributed, if any, from Elective Deferral Contribution, 401 (k) Matching Contribution, 401 (a) Matching Contribution, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts. Such amounts must be repaid to the Trust Fund in a lump sum within five years from the date such Participant resumes his employment with the Employer. If a Participant who is deemed to receive a distribution pursuant to Subsection 6.04(b) is reemployed by the Employer prior to incurring five consecutive Breaks-in-Service, the dollar amount which was subject to forfeiture in accordance with such Subsection will be restored to the Participant's Account. The funds required for the restoration of such Account may be paid by the Company or may, as determined by the Committee, be paid from forfeitures.

Such repaid amounts shall' be credited to the Participant's Accounts as determined by the Committee, taking into account the applicable vesting schedules, amounts subject to special tax treatment and withdrawal rules:. Additional Accounts will be established, if required, to accommodate these objectives. Amounts repaid and restored in accordance with this Subsection will not be treated as annual additions for purposes of Section 4.03.

(b) Notwithstanding the above, no restoration shall be made to a Participant's Account and no repayment will be permitted with respect to funds accumulated prior to reemployment in the case of

(i) any Participant who was fully vested, or

(ii) any Participant who is reemployed after incurring five consecutive Breaks-in-Service,

(iii) any Participant who incurred a one year Break-in-Service, prior to, January 1, 1985 and reemployment, or

(iv) any Participant who did not incur a one year Break-in-Service prior to reemployment by January 1, 1983 but failed to repay the amount distributed within two years of reemployment.

ARTICLE 7 DISTRIBUTION OF BENEFITS

7.01 Claim Procedure For Benefits

(a) Claims For Benefits

Claims for benefits under the Plan must be made in writing to the Committee. For the purposes of this procedure, "claim" means a request for a Plan benefit by a Participant or a Beneficiary of the Participant. If the basis of the claim includes documentation not a part of the records of the Plan or of the Employer, all such documentation must be included with the claim.

(b) Notice of Denial of Claim

If a claim is wholly or partially denied, the Committee shall notify the claimant of the denial of the claim within a reasonable period of time. Such notice of denial shall

(i) be in writing,

(ii) be written in a manner calculated to be understood by the claimant, and

(iii) contain (A) the specific reason or reasons for denial of the claim, (6) a specific reference to the pertinent Plan provisions upon .which the denial is based, (C) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary/and (d) an explanation of the Plan claim review procedure. Unless special circumstances require an extension of time for processing the claim, the Committee shall notify the claimant of the claim denial no later than 90 days after the committee/s receipt of the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the final decision.

(c) Request For Review of Denial of Claim

Within 120 days of the receipt of the claimant of the written notice of the denial of the claim or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Committee to conduct a full and fair review of the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his/her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

(d) Decision on Review of Denial of Claim

The Committee shall deliver to the claimant a written decision on the claim promptly, but no later than 60 days, after the receipt of the claimant's request for review, except that if there are no special circumstances which require an extension of time for processing, the aforesaid 60-day period may be extended to 120 days by written notice delivered to the claimant prior to the expiration of the initial 60-day period. Such decision shall (i) be written in a manner calculated to be understood by the claimant,. (ri)" include specific reasons for the decision, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.

The Committee shall have discretion in fulfilling its fiduciary responsibilities and making determinations under the Plan as it sees fit on a consistent and nondiscriminatory basis and as he believes a prudent person acting in like capacity and familiar with such matters would do. Such determinations shall be final and shall bind all parties.

The decision of the Committee will become final and binding and will not be subject to review unless determined to be arbitrary or capricious. If the claimant does not submit an appeal in accordance to the procedure discussed above, he/she will lose his/her right to have a court review the decision of the Committee.

If claimant decides to file a case to request the court to review the decision of the Committee, such case must be filed no later than two years of the date of the decision of the Committee denying the claim.

7.02 Commencement of Benefits

The following provisions shall be applicable for determining when distribution of benefits shall be made. These provisions are intended to conform to the requirements of Section 401 (a)(9) of the Code, including the minimum distribution incidental .benefit proposed Treasury Regulation 1.401 (a)(9}-2, and shall be construed accordingly.

(a) Unless otherwise provided in Subsection (c) in the event of termination of employment, benefits which total $5,000 ($3,500 for Plan Years beginning before January 1, 1998) or less will commence as soon as administratively feasible following the Valuation Date next subsequent to such termination.

(b) Unless otherwise provided in this Section, in the event of termination of employment, benefits which total more than $5,000 ($3,500 for Plan Years beginning before January 1, 1998) will commence as soon as administratively feasible following the Valuation. Date next subsequent to such termination, provided that, if the Participant has not attained his Normal Retirement Date, the Participant consents to such distribution within his Election Period.

Notwithstanding the above, no consent to a distribution prior to the date the Participant -attained his Normal Retirement Date shall be valid until after written notification of the right to defer is received by the Participant. Except as provided in Section 7.10, .the Committee shall provide such written notification of the right to defer any benefit payable no less than 30 days nor more than 90 days before the Annuity Starting Date or intended distribution date, as applicable.

If a Participant does not consent to the distribution at the time specified above and fails to elect deferral in accordance with Subsection (d), benefits will commence as of the 60th day following the last day of the Plan Year during which the Participant's Normal Retirement Date occurs.

(c) The amount of any benefit payable will be determined as of the Valuation Date such transaction is processed.

If the amount of any payment under this Section would adversely affect the Trust Fund by forcing the premature liquidation of assets, such payment may be delayed until the timely and orderly liquidation of investments can be accomplished, but in no event later than the 60th day following the last day of the Plan Year during which occurs the latest of

(i) the date a Participant attains the earlier of his Normal Retirement Date or age 65;

(ii) the tenth anniversary of the year during which the Participant commenced participation in the Plan; or

(iii) the date the Participant terminates his employment.

If the amount of any payment under this Section would adversely affect the Trust Fund by permitting former Participants to enter into direct competition with the Company, such payment will be delayed until the 60th day after the end of the Plan Year during which the Participant's Normal Retirement Date occurs.

If the amount of any payment under this Section cannot be ascertained by the applicable commencement date, payment shall be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained.

(d) Effective for Plan Years beginning after December 31, 1996, distribution of benefits to a 5% owner, within the meaning of Section 416(i)(1)(B)(i) of the Code, must commence not later than the April 1 following the calendar year in which the Participant attains age 70-1/2, or such later date as promulgated by the Internal Revenue Service, whether or not the Participant terminates employment in that year and whether or not the Participant applies for benefit payment.

Once distributions have begun to a" 5% owner under the Plan, they must continue to be distributed even if the Participant ceases to be a 5% owner in a subsequent year.

(e) The foregoing shall not apply to a Participant who had made a valid election under Section 242(b) of the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) to commence his benefits at a later date.

(f) If the designated Beneficiary is,

(i) the Participant's spouse, benefit payments will commence in accordance with Subsection (b).

If such spouse dies prior to the commencement of benefits, and if the distribution of any death benefit payable to the spouse's Beneficiary is made in a form that may extend beyond the December 31 of the calendar year during which the fifth anniversary of such spouse's death occurs, such distribution must commence no later than the December 31 of the calendar year immediately following the date of such spouse's death or such later date as may be promulgated by the Internal Revenue Service.

(ii) other than the Participant's spouse, and the death benefit payable is made in a form that may extend beyond the December 31 of the calendar year during which the fifth anniversary of such Participant's death occurs, such distribution must commence no later than the December 31 of the calendar year immediately following the date of such Participant's death or such later date as may be promulgated by the Internal Revenue Service.

(g) If a Participant is in receipt of benefits from the Company's insured long-term disability program, if applicable, payment of the Participant's Elective Deferral Contribution, 401 (k) Matching Contribution, 401 (a) Matching Contribution, Transfer, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts shall be deferred to the first day of the month in which such Participant is no longer eligible to receive such benefits or, if earlier, the 60th day following the last day of the Plan Year during which the Participant's Normal Retirement

Date occurs, provided the benefits payable under the long-term disability program would otherwise be reduced by the benefits payable under the Plan.

7.03 Method and Form of Payment of Benefits

The following provisions shall be applicable for determining the method and form of payment of all benefits. These provisions are intended to -conform to the requirements of Section 401 (a)(9) of the Code, including the minimum distribution incidental benefit proposed Treasury Regulation 1.401 (a)(9)-2, and shall be construed accordingly.

(a) Subject to Section 7.02, all benefits will be distributed in a lump sum.

(b) Subject to Section 7.02, if a Participant's benefits are required to commence in accordance with Subsection 7.02(d), in lieu of an immediate lump sum distribution, the Participant may elect to have the minimum amount required to be distributed each year under Code Section 401 (a)(9) with the remaining balance payable in a lump sum upon termination of employment. Such benefit shall be payable directly from the Trust Fund and shall reflect the Participant's elections regarding Beneficiary and recalculation of life expectancies in accordance with regulations under Code Section 401 (a)(9).

In the absence of an election by the Participant, the form of payment shall irrevocably be in the form of a lump sum.

(c) Any benefits payable under this Article may be paid in cash, securities, or such other assets of the Trust Fund as the Committee may direct.

The distribution of a lump sum payment to the Participant or his Beneficiary will constitute the complete discharge of all obligations of the Plan.

7.04 Disposition of Unclaimed Benefits

In the event that any check or notice with respect to the payment of benefits under the Plan remains outstanding at the expiration of six months from the date of mailing of such check to the last known address of the payee, the Committee shall notify the Trustee to stop payment of all such outstanding checks and to suspend the issuance of any further checks, if any, to such payee. If, during the three-year period (or such other period as specified in the Trust Agreement) from the date of mailing of the first such check or of notice that a benefit is due under the Plan, the Committee cannot establish contact with the payee by taking such action as it deems appropriate and the payee does not make contact with the Committee, the remaining benefits shall be forfeited and used to reduce the Company's contributions in accordance with Section 3.03. In the event the payee is located subsequent to the date the benefits were forfeited, the dollar amount of such benefits shall be restored in accordance with the provisions of
Article 6.

7.05 Non-Assignability

(a) No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person.

(b) The provisions of Subsection (a) do not apply to any

(i) amount that must be withheld because of the tax withholding provisions of the Code or a state's income tax act or amounts payable pursuant to a Qualified Domestic Relations Order or in such other instances and to such extent as may be required by law or except as provided in Article 13.

(ii) offset of a Participant's benefits against an amount that the Participant is ordered or required to pay under a judgment or conviction for a crime involving the Plan, under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA, or pursuant to a settlement agreement between the Secretary of labor and the Participant in connection with a violation (or alleged violation) of Part 4 of such Subtitle by a fiduciary or any other person, on or after January 1, 1998.

Notwithstanding the above, he judgment, order, decree or settlement agreement must expressly provide for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant's Plan benefits.

7.06 Substitute Payee

If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority or is, in the judgment of the Committee, legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Committee may instruct the Trustee to make distributions to his legally appointed guardian.

7.07 Satisfaction of Liability

After all benefits have been distributed in full to a Participant or to his Beneficiary, all liability to such Participant or to his Beneficiary shall cease.

7.08 Direct Rollover to Eligible Retirement Plans

(a) Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(b) Definitions

(i) Eligible Rollover Distribution

An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years of more; (B) any distribution to the extent such distribution is required under Section 401
(a)(9) of the Code; and (C) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).

(ii) Eligible Retirement Plan

An Eligible Retirement Plan is an individual retirement account described in
Section 408(a) of the Code, an individual retirement annuity described in
Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401 (a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii) Distributee

A Distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order, are Distributees with regard to the interest of the spouse or former spouse.

(iv) Direct Rollover

A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

7.09 Waiver of 30 Day Notice Requirement

Notwithstanding any provisions of the Plan to the contrary, if a distribution is one to which Sections 401 (a)(11) and 417 of the Code does not apply, such distribution may commence less than 30 days after the notice required under
Section 1.411 (a)11 (c) of the Treasury Regulations is given, provided that:

(a) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(b) the Participant, after receiving the notice, affirmatively elects a distribution.

7.10 401 (k) Distribution Limitations

A Participant's Elective Deferral Qualified Matching and Qualified Nonelective Contribution Accounts may be distributable as permitted in Article 7 and Article
12. In addition, such accounts may be distributed under the following circumstances:

(i) Termination of the Plan in accordance with Article 9 without the establishment of another defined contribution plan; other than an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), a simplified employee pension plan (as defined in Section 408(k) of the Code), or a SIMPLE IRA Plan (as defined in Section 408(p) of the Code) by the Employer within the period ending twelve months after distribution of all assets from the Plan maintained by the Employer.

(ii) The disposition by the Employer to an unrelated corporation of substantially all of the assets (within the meaning of Section 409(d)(2) of the Code) used in a trade or business of the Employer if the Employer continues to maintain the Plan after the disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets and provided further that no portion of the Plan is merged (within the meaning of Section 414(1) of the Code) with the Plan of the corporation acquiring the assets.

(iii) The disposition by the Employer to an unrelated corporation of such Employer's interest in a subsidiary (within the meaning of Section 409(d)(3) of the Code) if the Employer continues to maintain the Plan after the disposition, but only with respect to Employees who continue employment with the subsidiary provided that no portion of the Plan is merged (within the meaning of Section 414(1) of the Code) with the Plan of the corporation acquiring the subsidiary.

All distributions under this subsection must be made in a lump sum.

ARTICLE 8 ADMINISTRATION OF THE PLAN

8.01 Assignment of Administrative Authority 8.01

The Board of Directors shall appoint a Committee to administer the Plan which shall be the "named fiduciary". The Committee may consist of directors, officers, Employees, or any other individuals, who, upon acceptance of such appointment, shall serve at the pleasure of the Board of Directors. Any member may resign by delivering his written resignation to the Board of Directors and to the Committee. Vacancies in the Committee arising from resignation, death or removal shall be filled by the Board of Directors. The Board of Directors shall also appoint the Trustee and may appoint an investment manager.

8.02 Organization and Operation of the Committee

(a) The Committee shall act, in carrying out its duties and responsibilities, in the interest of the Participants and Beneficiaries with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would Use in the conduct of an enterprise of like character and aims.

(b) The Committee shall act by a majority of its members unless unanimous consent is required by the Plan or by unanimous approval of its members if there are two or less members in office at the time. In the event of a Committee deadlock, the Committee shall determine the method for resolving such deadlock. If there are two or more Committee members, no member shall act upon any question pertaining solely to himself, and the other member or members shall make any determination required by the Plan in respect thereof.

(c) If, at any time, a majority of the individuals serving on such Committee and eligible to vote are unable to agree, any action required of the Committee shall be taken by the Board of Directors and its decision shall be final.

(d) An individual serving on such Committee who is a Participant shall not vote or act on any matter relating solely to himself.

(e) The Committee may authorize anyone or more of its members to execute documents on behalf of the Committee and shall notify the Trustee in writing of such action and the name or names of the member or members so designated.

(f) The Committee may, by unanimous consent, delegate specific authority and responsibilities to one or more of its members. The member or members so designated shall be solely liable, jointly and severally, for their acts or omissions with respect to such delegated authority and responsibilities. Members not so designated, except as provided under Subsection 8.06(b), shall be relieved from liability for any act or omission resulting from such delegation.

(g) The Committee shall endeavor not to engage in any prohibited transactions, as specified in the Employee Retirement Income Security Act of 1974, or any successor act. However, any member of the Committee who is a Participant or Beneficiary shall not be precluded from receiving benefits payable under the Plan.

8.03 Authority and Responsibility

The Committee and its delegates shall have full discretionary authority and responsibility for administration of the Plan. Such authority and responsibility shall include, but shall not be limited to, the following areas.

(a) Appointment of qualified accountants, consultants, administrators, counselor other persons it deems necessary or advisable, who shall serve the Committee as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of the Plan.

Any action of the Committee on the basis of advice, opinion, reports, etc. furnished by such qualified accountants, consultants, administrators and counsel shall be the sole responsibility of the Committee. Members of the Committee shall not be precluded from serving the Committee in any other capacity, provided any compensation paid for such services is reasonable.

(b) Determination of eligibility to participate and all benefits, and resolution of all questions arising from the administration, interpretation and application of the Plan, including the determination of the validity of any Qualified Domestic Relations Order in accordance with Section 8.09.

(c) Notification to the Trustee of all benefits payable under the Plan and the manner in which such benefits are to be paid.

(d) Adoption of forms and regulations for the administration of the Plan.

(e) Remedy of any inequity resulting from incorrect information received or communicated, or of administrative error.

(f) Assurance that its members, the Trustee and other persons who handle funds or other property of the Trust Fund are bonded as required by law.

(g) Settlement or compromise of any claims or debts arising from the operation of the Plan and the commencement of any legal actions or administrative proceeding.

(h) Direction to the Trustee as to specific investments which, under the terms of the Trust Agreement, may be made only upon written direction of the Committee or which are made in accordance with specific provisions of the Plan, such as annuity or group investment contracts, loans to Participants, or earmarked investments selected by Participants.

(i) Action as agent for the service of legal process.

(j) Communication regarding the liquidity needs of the Plan so that investment discretion can be exercised to effect specific objectives.

8.04 Records and Reports

(a) The Committee shall keep a record of its proceedings and acts and shall keep books of account, records and other data necessary for the proper administration of the Plan.

(b) The Committee shall make its records available for examination by the Employer, or any Participant or Beneficiary during business hours at the principal place of business of the Company. However, a Participant or Beneficiary may examine only records pertaining exclusively to himself and such other records specified by law.

(c) The Committee shall make available to any Participant or Beneficiary any material required by law without cost. The Committee may, upon written request by any Participant or Beneficiary, provide copies of such material as it deems appropriate and shall furnish copies of such material required by law. The Participant or Beneficiary may be required to pay the reasonable cost as determined by the Committee of preparing and furnishing such material or the cost as prescribed by law.

8.05 Required Information

The Company and Participants or Beneficiaries entitled to benefits shall furnish forms, including but not limited to annuity applications, and any information or evidence, as requested by the Committee for the proper administration of the Plan.

Failure on the part of any Participant or Beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the information or evidence requested is received.

8.06 Fiduciary Liability

(a) A member of the Committee who breaches the responsibilities, obligations, or duties imposed by law shall be liable to the Plan for any losses resulting from such breach.

(b) A member of the Committee shall be liable for a breach of fiduciary responsibility by another Committee member or Trustee, with respect to the Plan or Trust Fund, under the following circumstances.

(i) The member knowingly participates in or undertakes to conceal an act or omission of another member of the Committee or Trustee, with knowledge that the act or omission is such a breach.

(ii) If the member's failure to comply with Subsection 8.02(a) has enabled another member or Trustee to commit such a breach.

(iii) The member has knowledge of such a breach by another member or Trustee and does not make reasonable efforts under the circumstances to remedy the breach.

8.07 Payment of Expenses

Those members of the Committee who are full-time paid employees of the Company shall serve without compensation. The expenses of the Committee, including reasonable compensation as may be agreed upon in writing between the Company and the Committee for members of the Committee who are not full-time employees of the Company, shall be deemed administrative expenses payable in accordance with Article 3.

8.08 Indemnification

The Company shall indemnify members of the Committee against personal financial loss resulting from liability incurred in the administration of the Plan, unless such liability and loss were caused by such individual's gross negligence or willful misconduct.

8.09 Qualified Domestic Relations Orders

(a) Qualified Domestic Relations Order

(i) A Qualified Domestic Relations Order (hereinafter referred to as "QDRO") is a Domestic Relations Order which creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant under the Plan, and which the Committee has determined meets the requirements of Paragraphs (ii) and (iii).

(ii) A Domestic Relations Order meets the requirements of a QDRO only if the order clearly specifies

(A) the name and the last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order;

(B) the amount or percentage of the Participant's benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined;

(C) the number of payments or period to which such order applies; and

(D) that the order applies to this Plan.

(iii) A Domestic Relations Order meets the requirements of a QDRO only if the order does not require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan;

(B) does not require the Plan to provide increased benefits (determined on the basis of actuarial value); and

(C) does not require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another Domestic Relations Order previously determined to be a QDRO.

(iv) In the case of any payment before a Participant has separated from service, a QDRO shall not be treated as failing to meet the requirements of Paragraph
(iii)(A) above solely because the order requires the payment of benefits to an Alternate Payee

(A) on or after the date on which the Participant attains (or would have attained) the Earliest Retirement Age;

(B) as if the Participant had retired on the date such payment is to begin under such order; and

(C) in any form in which such benefits may be paid under the Plan to the Participant (other than in the form of a joint and survivor annuity with respect to the Alternate Payee and his or her subsequent spouse).

(v) For purposes of Paragraph (iv), Earliest Retirement Age means the earlier of

(A) the date on which the Participant is entitled to a distribution under the Plan; or

(B) the later of (1) the date the Participant attains age 50 or (2) the earliest date on which the Participant could begin receiving benefits under the Plan if such Participant separated from service.

Notwithstanding any provisions of the Plan to the contrary, for purposes of Subparagraph (A) above, a distribution to an Alternate Payee may be made prior to the date on which the Participant is entitled to a distribution under Section
7.02 or Article 12 if requested by the Alternate Payee to the extent such distribution is permitted under the QDRO. Nothing in this provision shall permit the Participant to receive a distribution at a date otherwise not permitted under Section 7.02 or Article" 2 nor shall it permit the Alternate Payee to receive a form of payment not permitted in Section 7.03.

ARTICLE 9 AMENDMENT AND TERMINATION

9.01 Amendment

(a) The Plan may be amended or otherwise modified by the Board of Directors, or the Committee to the extent authorized in accordance with Subsection (c). Copies of any such amendment or modification shall be sent to the governing body of each Company. It shall be deemed each Company consented to such amendment or modification unless its governing body delivers written notice to the contrary to the Board of Directors, the Committee and the Trustee within 30 days of its receipt of such amendment or modification.

(b) No amendment or modification shall

(i) permit any part of the Trust Fund, other than such part as is required to pay taxes, administrative expenses and expenses incurred in effectuating such changes, to be used for or diverted to purposes other than the exclusive benefit of the Participants or Beneficiaries and/or persons entitled to benefits under the Plan or permit any portion of the Trust Fund to revert to or become the property of the Company;

(ii) have the effect of reducing the Account of any Participant as of the date of such amendment or deprive any Participant or Beneficiary of a benefit accrued and payable; or

(iii) eliminate any option which constitutes a valuable right available to a Participant with respect to benefits previously accrued to the extent the Participant satisfied, either before or after the amendment, the conditions for the form of payment except as otherwise permitted by applicable law and regulations.

(c) The Committee may amend or modify the Plan in order to bring the Plan into compliance with applicable law or regulations, provided said amendment or modification does not have a material effect on the estimated cost of maintaining the Plan and does not create a new class of benefits or entitlements.

9.02 Termination

While the Plan and Trust Fund are intended to be permanent, they may be terminated at the discretion of the Board of Directors. Written notification of such action shall be given to each Company, the Trustee and the Committee. Thereafter, no further contributions shall be made to the Trust Fund.

9.03 Vesting Upon Termination

Upon the complete discontinuance of Company contributions or the termination or partial termination of the Plan and Trust Fund, the account of each affected Participant shall become fully vested and shall not be reduced except

(a) for adjustments resulting from a valuation in accordance with Article 5, which valuation shall also reflect the expenses incurred for administration of the Plan and/or Trust Fund after such discontinuance or termination date, and all expenses incurred in effectuating the complete discontinuance of Company contributions or termination or partial termination of the Plan and Trust Fund, such as the fees and retainers of the Plan's Trustee, accountant, custodian, administrator, consultant, counsel and other specialists if such expenses are not paid by the Company;

(b) for distributions of benefits by the Trustee to the Participant in accordance with the Plan and at the written direction of the Committee; and

(c) as provided in Section 14.01.

9.04 Distribution of Benefits After Termination

As soon as administratively feasible following the termination of the Plan and Trust Fund, the Trustee, as authorized and directed by the Committee, shall, provided there is no successor defined contribution plan within the meaning of
Section 401 (k)(1 O)(A)(i) of the Code, distribute each Account, after ..adjustment in accordance with Subsection 9.03(a), in a manner consistent with the provisions of Article 7.

ARTICLE 10 PARTICIPATING COMPANIES

10.01 Adoption by Other Entities

Any corporation or other business entity may, by resolution of its own governing body, and with the approval of the Board of Directors, adopt the Plan and thereby become a Company. Notwithstanding the adoption of the Plan by other entities, the Plan will be administered as a single plan and all Plan assets will be available to pay benefits to all Participants under the Plan.

10.02 Alternative Provisions

No Company may adopt alternative provisions as to itself or its Employees. Upon request of the governing body of a Company, the Board of Directors may amend the Plan with respect to the Employees of such Company provided that any change will only apply if any inequity resulting from such changed Plan provisions is not found to be discriminatory on behalf of Highly Compensated Employees.

10.03 Right to Withdraw (Plan Spinoff)

Each Company having adopted the Plan shall have the right as of the last day of any month to withdraw from the Plan and/or Trust Agreement by delivering to the Board of Directors, the Committee and the Trustee written notification from its own governing body of such action and setting forth the date as of which the withdrawal shall be effective. The date specified in such written notice shall be deemed a Valuation Date.

10.04 Procedure Upon Withdrawal

(a) If a Company withdraws from the Plan and Trust Agreement as the result of its adoption of a different plan, the Trustee shall segregate the portion of the Trust Fund attributable to the Accounts of Participants employed solely by such Company.

As soon as administratively feasible, the Trustee shall transfer the segregated assets to the insurance carrier or fiduciary designated by the Company as the agency through which the benefits of such successor plan are to be disbursed.

(b) If a Company withdraws from the Plan and Trust Agreement as the result of its adoption of a resolution to terminate its participation in the Plan and to distribute assets to its Employees who are Participants, the Trustee shall segregate the portion of the Trust Fund attributable to the Accounts of the Participants who are employed solely by such Company, and the termination provisions of Section 9.03 and 9.04 shall apply with respect to such segregated assets.

ARTICLE 11 TOP-HEAVY PROVISIONS

11.01 Definition of Top-Heavy and Super Top-Heavy

(a) The Plan will be Top-Heavy for a Plan Year beginning after December 31, 1983, if, as of the Valuation Date of the preceding Plan Year, hereinafter referred to as the Determination Date,

(i) the aggregate value of the Accounts of all Participants who are Key Employees (as defined in Section 11.02) exceeds 60% of the aggregate value of such Accounts of all Participants and the Plan cannot be aggregated with any other plans which would result in the formation of a non-Top-Heavy aggregation group of plans; or

(ii) the Plan is required to be part of an aggregation group of plans and the aggregation group is Top-Heavy. The group will be deemed Top-Heavy if the aggregate value of all defined contribution plan accounts and the value of all defined benefit plan accrued benefits attributable to Key Employees exceeds 60% of such values attributable to all participants of the aggregated plans. Such benefit values and account shall be aggregated using the Determination Dates of the individual plans which fall within the same calendar year.

For purposes of this Section, aggregation group means all plans, including terminated plans, maintained by the Employer if maintained within the last five years ending on the Determination Date, in which a Key Employee is a participant or which enables any plan in which a Key Employee is a participant to meet the requirements of Section 401 (a)(4) or Section 410 of the Code, as well as all other plans maintained by the Employer, provided that inclusion of such other plans in the aggregation group would not prevent the group of plans from continuing to meet the requirements of such sections of the Code.

(c) The Plan will be Super Top-Heavy for a Plan Year if the aggregate value of all defined contribution plan accounts and the value of all defined benefit plan accrued benefits attributable to all Participants who are Key Employees exceeds 90% of such values attributable to all Participants in lieu of 60% as stated in Subsection (a).

(d) For purposes of determining the aggregate value of the benefit values and accounts under this Section, distributions, other than rollovers or direct transfers to another qualified plan maintained by the Employer or rollovers or direct transfers not initiated by the Participant, made during the five-year period ending on the Determination Date of the plan from which such distributions were made, shall be included to the extent such distributions are not otherwise reflected in the value of any accrued benefit under a defined benefit plan as determined with respect to such plan's Determination Date. Such aggregate value shall not include any (i) assets rolled over or transferred at the initiation of the Participant directly from a qualified plan maintained by a business entity other than an Employer to the Plan, after December 31, 1983,
(ii) amounts attributable to former Key Employees, (iii) amounts attributable to Participants not employed during such five-year period, or (iv) amounts attributable to deductible employee contributions under former Section 219(e)(2) of the Code.

A Participant's accounts under any defined contribution plan as of any Determination Date, other than the Determination Date which falls within the first Plan Year, shall not include any Employer contributions due and not yet paid as of the Determination Date, if the plan under which the account is maintained is not subject to Section 412 of the Code.

Accrued benefit values under defined benefit plans aggregated with this Plan shall be determined, subject to the rules set forth in! Section 416(g)(4)(F)(ii) of the Code, as of the dates of the most recent valuations preceding or coincident with such defined benefit plans' Determination Dates, in accordance with the interest and mortality rate assumptions specified in such defined benefit plans for this purpose or, if not specified, shall be determined using an interest rate of 5% and mortality rates in accordance with Group Annuity Mortality Table for 1951 (Projection "C" to 1970, set back five years for females). Such accrued benefit values shall be determined under the method of accrual used for all plans of the Employer or, if such method is not identical, as if such benefit accrued under the fractional rule as described in Section 411
(b)(1)(C) of the Code.

11.02 Definition of Key Employee

An Employee or a former Employee will be considered to be a Key Employee for a Plan Year if, at any time during the Plan Year or the preceding four Plan Years, he is an officer of the Employer whose Compensation is more than 50% of the maximum dollar limitation under Section 415(b)(1)(A) of the Code; one of the 10 employees owning the largest interests (minimum 1/2%) in the Employer whose

Compensation is more than the maximum dollar limitation under Section 415(c)(1)(A) of the Code; a 5% owner; or a 1 % owner whose Compensation exceeds $150,000. This definition of Key Employee shall be governed by Section 416 of the Code and Regulations thereunder. For purposes of this definition, but only to the extent required by law, a Key Employee's Beneficiary shall be treated as a Key Employee, and ownership percentages shall be determined without regard to aggregation of entities under common control within the meaning of Sections 414(b), (c) and (m) of the Code. In no event shall more than 50 employees (or, if less, the greater of three employees or 10 percent of the employees) be deemed officers for purposes of this definition.

11.03 Minimum Employer Contribution

(a) Unless otherwise provided in this Section, for any Plan Year in which the Plan is determined to be Top-Heavy., the Company contribution allocated to any non Key Employee Participant in the employ of the Company on the last business day of that Plan Year, shall not be less than an amount which, in combination with all other such amounts allocated to him under all other defined contribution plans maintained by the Employer, is equal to the lesser of

(i) 3% of the Participant's Compensation or

(ii) the highest percentage of Compensation at which Employer contributions and forfeitures are allocated for the Plan Year under the Plan and under any other defined contribution plan required to be aggregated with the Plan on behalf of any Key Employee, times the Participant's Compensation.

(b) Any contributions made solely to comply with the provisions of this Section shall be credited at the end of the Plan Year to the Participant's Minimum Employer Contributions Account, which shall be established by the Committee for this purpose.

(c) If any Participant is also covered by a defined benefit plan or plans maintained by the Employer, then for each year the Plan is determined to be Top-Heavy, 5% will be substituted in lieu of the 3% minimum allocation for such Participant unless the Participant receives the Top-Heavy defined benefit minimum under the defined benefit plan or plans in accordance with Section 416(c)(1) of the Code, notwithstanding any offset attributable to defined contribution account balances, in which event no minimum contribution will be required under the Plan.

(d) For purposes of this Section, only benefits derived from Employer contributions under the Plan, or any other defined Contribution plan or plans are to be taken into account to determine whether the minimum Employer contribution or benefit has been satisfied, excluding matching contributions and any contributions attributable to a salary' reduction or similar arrangement, but including contributions as defined in Treasury Regulation 1.401 (k)-l
(g)(13). Such salary reduction contributions will be taken into account to determine the Employer contribution made on behalf of any Key Employee under Subsection 11.03(a)(ii), but not to determine whether the minimum Employer contribution or benefit has been satisfied.

(e) For purposes of this Section only, Participant shall also include any Eligible Employee who would otherwise be eligible for the Plan but who declined to make contributions required under the Plan in accordance with Subsection 3.01
(a) or Section 3.04 at any time.

(f) An Eligible Employee who has not met the 1,000 Hours of Employment requirement for eligibility in accordance with Article 2, shall not be considered a Participant for purposes of this Section.

(g) An employee of a business entity which has not aid opted the Plan shall not be considered a Participant for purposes of this Section unless also employed by the Company.

(h) An Eligible Employee who becomes a Participant by virtue of the acceptance of a rollover contribution in accordance with Section 3.07 or a transfer of assets in accordance with Section 3.08 but who is not otherwise eligible in accordance with Section 2.01, shall not be entitled to share in any Company contribution allocated in accordance with this Article.

11.04 Minimum Vesting

(a) The following vesting schedule shall be substituted for the vesting schedule under Subsection 6.04(a)(ii) as of the first day of the first Plan Year the Plan is determined to be Top-Heavy for persons not under the jurisdiction of a collective bargaining unit.

Number of Years                     Percentage of Account
Less than 2 years                             0%
2 years                                      20%
3 years                                      40%
4 years                                      60%
5 or more years                             100%


(b) The vesting schedule under Subsection 11.04(a)(ii), unless subsequently amended, shall remain applicable even if the Plan later ceases to be Top-Heavy.

11.05 Limitation of Allocations

For any Plan Year in which the Plan is determined to be Top-Heavy or Super Top-Heavy, the reference to "1.25" in Item (1) of Paragraph (8) of Subsection 4.03(c) will be changed to read "1 .0".

ARTICLE 12 WITHDRAWAL OF FUNDS

12.01 Withdrawals from all Accounts

Subject to the general withdrawal rules below, a Participant may withdraw up to 100% of any Account in which he has a 100% vested interest after attaining age 70-1/2.

12.02 Withdrawals from Elective Deferral Contribution Account

Subject to the general withdrawal rules below, a Participant may withdraw up to
(a) 100% of his Elective Deferral Contribution Account after attaining age
59-1/2
or (b) 50% of his Elective Deferral Contribution Account before attaining age 59-1/2, provided such withdrawal meets the Financial Hardship Rules below.

12.03 Withdrawals from 401(k) Matching Account

Subject to the general withdrawal rules below, a Participant may withdraw up to 100% of his 401 (k) Matching Contribution Account after attaining age 59-1/2.

12.04 Withdrawals from 401(a) Matching Account

Subject to Section 12.01, no withdrawals shall be permitted from a Participant's 401 (a) Matching Contribution Account.

12.05 Withdrawals from Rollover Account

Subject to the general withdrawal rules below, a Participant may elect to withdraw up to 100% of his Rollover Account.

12.06 Withdrawals from Transfer Account

Subject to the general withdrawal rules below and Section 12.01, a Participant may elect to withdraw up to 100% of his Transfer Account provided the withdrawal is for health, education, or welfare.

12.07 Withdrawals from Voluntary Contribution Account

Subject to the general withdrawal rules below, a Participant may elect to withdraw up to 100% of his Voluntary Contribution Account.

12.08 Withdrawals from Qualified Matching Contribution and Qualified Nonelective Contribution Accounts

Subject to the general withdrawal rules below, a Participant who has attained age 59-1/2 may withdraw up to 100% of his Qualified Matching Contribution and Qualified Nonelective Contribution Accounts.

12.09 Financial Hardship Rules

(a) For purposes of this Article, a Financial Hardship withdrawal may be made only if it is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(b) The following needs shall be recognized as immediate and heavy financial needs:

(i) medical expenses, as described in Section 213(d) of the Code, previously incurred by the Participant, the Participant's spouse or the Participant's dependents, or funds necessary for these persons to obtain medical care described in Section 213(d) of the Code;

(ii) purchase of a principal residence for the Participant,

(iii) tuition payments, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children or other dependents,

(iv) the need to prevent eviction from or foreclosure on the mortgage of the Participant's principal residence, and

(v) any other financial need as may be promulgated by the Internal Revenue Service.

(c) The following requirements will be applicable:

(i) The Participant must have obtained all other distributions and loans available under all plans maintained by the Employer.

(ii) Elective Deferral Contributions and any other Employee contributions under all plans maintained by the Employer will be suspended for 12 months following the receipt of the Financial Hardship withdrawal. The Participant's Elective Deferral Contributions under Section 3.01 will automatically be resumed following the required period of suspension, unless the Participant elects otherwise.

(iii) The limitation of Section 4.01 which is imposed on a Participant's Elective Deferral Contributions for the calendar year immediately following the calendar year of the Financial Hardship withdrawal will be reduced by the amount of such contributions and/or deferrals for the calendar year of such withdrawal.

(d) The amount of such Financial Hardship withdrawal may not exceed the amount required to meet the specified need plus any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal. In addition, effective for Plan Years beginning after December 31, 1988, the amount of such withdrawal from a Participant's Elective Deferral Contribution Account shall be limited to the sum of the Participant's Elective Deferral Contributions made, plus the income credited to such Account as of the last Valuation Date in 1988.

(e) A Financial Hardship withdrawal from a Participant's Elective Deferral Contribution Account will be available only after the total amount available from all other Accounts has been withdrawn.

12.10 General Withdrawal Rules

Any withdrawal shall be subject to the following requirements:

(a) A request for a withdrawal must be submitted to the Committee prior to the withdrawal date. Withdrawals will be taken from the investment funds proportionately.

(b) A withdrawal may be requested at any time. Such withdrawals will be processed as soon as administratively feasible following notification by the Committee that the withdrawal is approved.

ARTICLE 13 LOANS

13.01 Activation of Loan Provisions

The Committee, solely in its discretion and in accordance with the provisions of this Article, may permit Participants to borrow from the Trust Fund.

13.02 Amount of loans and Terms of Repayment

At such time as loans are permitted, the Committee shall promulgate any additional specific rules and regulations' governing all aspects of this Article as it deems necessary. The following general rules shall serve as the basis for any specific rules and regulations:

(a) Upon application on forms provided by the Committee, the Committee may grant a loan to a Participant, except terminated Participants, other than a "party in interest" as defined in ERISA Section 3(14), those described in Subsection (k) and shareholder employees or owner employees as referred to in Section 4975(d) of the Code.

(b) In no event shall a loan exceed the lesser of

(i) $50,000, reduced by the highest outstanding, loan balance during the one-year period ending on the day before the date on which any new loan is to be granted minus the outstanding loan balance on the date such new loan is granted, or

(ii) 50% of the amount to which the Participant is vested under this Plan on the date the loan is granted. Such maximum loan amount shall be adjusted for any defaulted loans, plus interest thereon.

ARTICLE 14 GENERAL PROVISIONS

14.01 Exclusiveness of Benefits

The Plan has been created for the exclusive benefit of the Participants and their Beneficiaries. No part of the Trust Fund shall ever revert to the Company nor shall such Trust Fund ever be used other than for the exclusive benefit of the Participants and their Beneficiaries, except as provided in Sections 3.10 and 9.03 and Subsection 4.03(d) provided, however, that contributions made by the Company by mistake of fact or which are not deductible under Section 404 of the Code, may be returned to the Company within one year of the mistaken payment of the contribution or the date of disallowance of the deduction, as the case may be. All contributions made by the Company shall be conditional upon their deductibility under Section 404 of the Code. No person shall have any interest in or right to any part of the Trust Fund, or any equitable right under the Trust Agreement, except to the extent expressly provided in the Plan or Trust Agreement.

14.02 Limitation of Rights

Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the purchase of any policy, nor the payment of any benefits shall be construed as giving any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company, the Committee, or the Trustee, unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee or the Company in accordance with the terms and provisions of the Plan; or as giving any Participant or any other employee of the Company the right to be retained in the service of the Company and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

14.03 Limitation of Liability and Legal Actions

In any action or proceeding involving the Trust Fund, or any part thereof, or the administration thereof, the Company, the Committee, and the Trustee shall be the only necessary parties. Any final judgment entered in any such action or proceeding, which is not appealed or appealable, shall be binding and conclusive on the parties thereto, and all persons having or claiming to have an interest in the Trust Fund or under the Plan.

14.04 Construction of Agreement

The Plan shall be construed according to the laws of the State in which the Company named under Article I has its principal place of business, and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such State except where pre-empted by Federal law.

14.05 Title to Assets

No Participant, Beneficiary or any other person shall have any legal or equitable right or interest in the funds set aside by the Company, or otherwise received or held under the Plan, or in any assets of the Trust Fund, except as expressly provided in the Plan, and no Participant, Beneficiary or any other person shall be deemed to possess a right to any assets except as herein provided.

14.06 Severability

Should any provision of the Plan .or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

14.07 Titles and Headings

The titles and headings of the Sections in this instrument are for convenience of reference only and, in the event of any conflict, the text rather than such titles or headings shall control.

14.08 Counterparts as Original

The Plan has been prepared in counterparts, each of which so prepared shall be construed an original.

14.09 Merger of Plans

Upon the merger or consolidation of any other plan with this Plan or the transfer of assets or liabilities from this Plan to any other plan, all Participants of this Plan shall be entitled to a benefit immediately after the merger, consolidation or transfer (if the merged, consolidated or transferee plan had then been terminated) at least equal to the benefit they would have been entitled to immediately prior to such merger, consolidation or transfer (if the Plan had then terminated).

14.10 Qualified Military Service

Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

14.11 Distributions Under Code Section 401 (a)(9)

Notwithstanding any provisions of the Plan to the contrary, with respect to distributions under the Plan made in calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of
Section 401 (a)(9) of the Code in accordance with the regulations under section 401 (a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under section 401 (a)(9) or such other date specified in guidance published by the Internal Revenue Service.